Item 27. Exhibit (d) xiii.

MASSACHUSETTS MUTUAL LIFE INSURANCE COMPANY
Springfield, MA  01111-0001

NURSING HOME BENEFIT RIDER

This rider modifies the Contract to which it is attached.  The effective date of this rider is the Rider Effective Date shown on the Contract Schedule.  In case of a conflict with any provision in the Contract, the provisions of this rider will control.

No Contingent Deferred Sales Charge will be deducted for any withdrawal made after the Contract Owner’s admission to a Licensed Nursing Care Facility subject to the following conditions:

1.	The Contract Owner was not in a Licensed Nursing Care Facility within two years prior to the Effective Date of this rider; and

2.	More than one Contract Year has elapsed since the Effective Date of this rider; and

3.	Each withdrawal request is made while the Contract Owner is presently confined in that facility for a consecutive period of not less than 90 days; and

4.	The confinement must be prescribed by a physician and be medically necessary; and

5.	Each withdrawal is accompanied by proof satisfactory to the Company that the Contract Owner still resides in the Nursing Care Facility.

A Licensed Nursing Care Facility is an institution licensed by the state in which it is located to provide skilled nursing care, intermediate nursing care or custodial nursing care.

Signed for Massachusetts Mutual Life Insurance Company by:

[/s/ Christine C. Peaslee]	[/s/ Roger W. Crandall]
SECRETARY	PRESIDENT

NHB	09-01